Exhibit 8

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (No. 333-250107) of Japan Bank for International Cooperation of our report dated August 4, 2025, with respect to the consolidated financial statements of Japan Bank for International Cooperation prepared in accordance with IFRS Accounting Standards included in its Annual Report on Form 18-K for the year ended March 31, 2025.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

August 4, 2025